Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Apollo Investment Corporation of our report dated May 20, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting of Apollo Investment Corporation, which appears in such Registration Statement. We also consent to the use in such Registration Statement of our report on the financial statement schedule dated July 23, 2014 relating to the senior securities table. We also consent to the reference to us under the headings “Senior Securities”, “Experts” and “Selected Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, NY

July 23, 2014